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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERICAN DG INC.

        John N. Hatsopoulos hereby certifies that:

        One:    The original name of this company was Virtual Electric Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was July 24, 2001. Effective December 3, 2001, the name of the company was changed to American DG Inc.

        Two:    He is the duly elected and acting President of the company.

        Three:    The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

        The name of this company is American DG Inc. (the "company" or the "Corporation").

        The address of the registered office of this company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust company.

        The purpose of the company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

        The company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the company is authorized to issue is fifty million (50,000,000) shares, forty nine million four hundred thirty five thousand (49,435,000) shares of which shall be Common Stock (the "Common Stock") and five hundred sixty five thousand (565,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Common Stock shall have a par value of one tenth of one cent ($.001) per share and the Preferred Stock shall have a par value of one tenth of one cent ($.001) per share.

        The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the company (voting together on an as-if-converted basis).

        All of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred").

        The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

  DIVIDEND RIGHTS.

        Holders of Series A Preferred shall be entitled to receive, only out of funds that are legally available therefor, any dividends declared on the Common Stock (treating each share of Series A Preferred as being equal to the number of shares of Common Stock into which each such share of Series A Preferred would be converted if it were converted pursuant to the provisions of Section 4 hereof with such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

  VOTING RIGHTS.

        General Rights.    Each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the whole number of shares of Common Stock into which such shares of Series A Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the company. Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

        Separate Vote of Series A Preferred.    For so long as at least one hundred thousand (100,000) shares of Series A Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred shall be necessary for effecting or validating the following actions:

          Pay or declare any dividend or distribution on any shares of its capital stock (whether in the form of cash, stock, or property), but not including a pro rata stock dividend or stock split, or apply any of its assets to a sinking fund or to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock;

          purchase, redeem, or otherwise acquire any of the Corporation's equity securities (including warrants, options and other rights to acquire equity securities) other than the repurchase of shares from employees, directors or consultants pursuant to agreements permitting the Corporation to repurchase such shares upon termination of such employee's, director's, or consultant's relationship with the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer;

          liquidate or dissolve the Corporation or consent or acquiesce in the taking of any action which would cause the liquidation of dissolution of the Corporation;

          merge or consolidate with any other entity or entities in which the holders of the Corporation's voting equity securities immediately prior to the transactions own 50% or less of the voting securities of the surviving entity;

          sell, license or dispose of all or substantially all of the Corporation's assets, technology or Intellectual Property;

          create any new class or series of shares having rights, preferences or privileges on a parity with or senior to the Series A Preferred;

  (vii)
  amend or waive any provision of its Certificate of Incorporation or By-Laws; or

  (viii)
  take any action to amend, rescind, or terminate the Contribution Agreement dated as of December 31, 2002 among the Corporation, Tecogen LLC and the members of Tecogen LLC, or the effects thereof

        Board Observer Rights.    For so long as at least one hundred thousand (100,000) shares of Series A Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred after the filing date hereof) remain outstanding, the holders of the Series A Preferred shall be entitled to designate two (2) Board observers (the "Series A Board Observers"). The initial Series A Board Observers shall be Ann Partlow and Lee Halprin. Any successor Series A Board Observers shall be subject to the approval of the Board of Directors, which approval shall not be unreasonably withheld. The Series A Board Observers shall be entitled to attend each meeting of the company's Board of Directors and each meeting of any committee thereof and to participate in all discussions during each such meeting. The company shall send to each Series A Board Observer the notice of the time and place of such meeting in the same manner and at the same time as it shall send such notice to its directors or committee members, as the case may be. The company shall also provide to each Series A Board Observer copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the Board of Directors or committee.

  LIQUIDATION RIGHTS.

        Upon any liquidation, dissolution, or winding up of the company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the company legally available for distribution, or the consideration received in such transaction, an amount in cash (to the extent that cash is available, as described below) equal to (i) $1.00 per share (the "Original Purchase Price") (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Preferred), plus (ii) all declared and unpaid dividends on the Series A Preferred. If, upon any such liquidation, dissolution, or winding up, the assets of the company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        After the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3(a) above, the remaining assets of the company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and Series A Preferred on an as-if-converted to Common Stock basis.

        The following events shall be considered a liquidation under this Section:

                (A)  any consolidation or merger of the company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the company immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the company is a party in which in excess of fifty percent (50%) of the company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the company and excluding any transaction in which the company issues securities in a capital-raising transaction (each, an "Acquisition"); or

          a sale, lease or other disposition of all or substantially all of the company's assets, technology or intellectual property (an "Asset Transfer").

          In any of such events, if the consideration received by the company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

          Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

          If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

          If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

          If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors; provided, however, that the valuation of any property (I) distributed to stockholders pursuant to Section 3(a), but not used to fully satisfy the distributions required pursuant to Section 3(b), or (II) distributed to stockholders to fully satisfy the distributions required by Section 3(b), but not used to fully satisfy the distributions required by Section 3(a), shall be concurred in by the holders of a majority of the Series A Preferred (such concurrence not to be unreasonably withheld).

          The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

  CONVERSION RIGHTS.

        The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the "Conversion Rights"):

        Optional Conversion.    Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted.

        Series A Preferred Conversion Rate.    The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Purchase Price of the Series A Preferred by the "Series A Preferred Conversion Price," calculated as provided in Section 4(c).

        Series A Preferred Conversion Price.    The conversion price for the Series A Preferred shall initially be the Original Purchase Price of the Series A Preferred (the "Series A Preferred Conversion Price"). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted.

        Mechanics of Conversion.    Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the company or any transfer agent for the Series A Preferred, and shall give written notice to the company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the company shall promptly issue and deliver at such office to such holder a certificate or certificates for the aggregate number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

        Adjustment for Stock Splits and Combinations.    If at any time or from time to time after the date that the first share of Series A Preferred is issued (the "Original Issue Date") the company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

        Adjustment for Common Stock Dividends and Distributions.    If at any time or from time to time after the Original Issue Date the company pays a dividend or other distribution on the Common Stock in additional shares of Common Stock, the Series A Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

          The Series A Preferred Conversion Price shall be adjusted by multiplying the Series A Preferred Conversion Price then in effect by a fraction equal to:

          the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

          If the company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series A Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

          If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

        Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        Reorganizations, Mergers or Consolidations.    If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

  Sale of Shares Below Series A Preferred Conversion Price.

        If at any time or from time to time after the Original Issue Date, the company issues or sells, or is deemed by the express provisions of this Section 4(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined below) less than the then effective Series A Preferred Conversion Price, then and in each such case, the then existing Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

          the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined below) by the company for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Preferred Conversion Price, and the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

          For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, warrants, options and convertible securities outstanding on the date immediately preceding the given date.

          No adjustment shall be made to the Series A Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series A Preferred Conversion Price. All adjustments shall be rounded to the nearest cent.

          For the purpose of making any adjustment required under this Section 4(i), the aggregate consideration received by the company for any issuance or sale of securities (the "Aggregate Consideration") shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the company in connection with such issuance or sale but without deduction of any expenses payable by the company, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

          For the purpose of the adjustment required under this Section 4(i), if the company issues or sells any (x) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (y) rights, warrants or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, in each case the company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the company for the issuance of such rights or options or Convertible Securities, plus:

          in the case of such rights, warrants or options, the minimum amounts of consideration, if any, payable to the company upon the exercise of such rights or options; and

          in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

          If the minimum amount of consideration payable to the company upon the exercise or conversion of rights, warrants, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of events specified in such right, warrant, option or Convertible Security other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the company upon the exercise or conversion of such rights, options or Convertible Securities; and provided further that such recalculation shall not apply to prior conversions of Series A Preferred.

          No further adjustment of the Series A Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of

  Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the company upon such exercise, plus the consideration, if any, actually received by the company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided that such readjustment shall not apply to prior conversions of Series A Preferred.

          For the purpose of making any adjustment to the Conversion Price of the Series A Preferred required under this Section 4(i), "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the company or deemed to be issued pursuant to this Section 4(i) (including shares of Common Stock subsequently reacquired or retired by the company) other than:

          shares of Common Stock issued upon conversion of or as a dividend or distribution on the Series A Preferred;

          the issuance or grant by the company of options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, which do not exceed in the aggregate 15% of the then outstanding shares of Common Stock or any securities convertible into shares of Common Stock;

          up to 2,430,000 shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities (other than the Series A Preferred) outstanding as of the Original Issue Date;

          shares of Common Stock issued and/or options, warrants or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors;

          shares of Common Stock issued and/or options warrants or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options, warrants or other rights issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, credit agreement, debt financing or other commercial transaction approved by the Board of Directors and, if such transaction is with any officer, director or controlling person of the company, any affiliate of the company, or to the officers, directors or controlling persons of any such affiliate, the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred; and

          shares of Common Stock issued and/or options, warrants or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options, warrants or other rights issued to third party service providers in consideration of such services, which issuances have been unanimously approved by the company's Board of Directors and, if such transaction is with any officer, director or controlling person of the company, any affiliate of the company, or to the officers, directors or controlling persons of any such affiliate, the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred.

          References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the company or deemed to be issued pursuant to Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the company under this Section 4(i), into the Aggregate Consideration received, or deemed to have been received by the company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

        Certificate of Adjustment.    In each case of an adjustment or readjustment of the Series A Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, the company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder's address as shown in the company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

        Notices of Record Date.    Upon (i) any taking by the company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3 or other capital reorganization of the company, any reclassification or recapitalization of the capital stock of the company, any merger or consolidation of the company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the company, the company shall mail to each holder of Series A Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series A Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

        Automatic Conversion.    Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the company in which (i) the per share price is at least five (5) times the Original Issue Price (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the net proceeds to the company (after underwriting discounts and commissions) are at least ten million dollars ($10,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

        Upon the occurrence of either of the events specified in Section 4(l)(i) above, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the company or its transfer agent; provided, however, that the company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the company or its transfer agent as provided below, or the holder notifies the company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the company to indemnify the company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the company or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

        Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors in good faith) on the date of conversion.

        Reservation of Stock Issuable Upon Conversion.    The company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        Notices.    Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the company.

        A.    Actions, Suits and Proceedings Other than by or in the Right of the Corporation.    The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section G of this Article, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

        B.    Actions or Suits by or in the Right of the Corporation.    The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

        C.    Indemnification for Expenses of Successful Party.    Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections A and B of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he or she shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his or her conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

        D.    Notification and Defense of Claim.    As a condition precedent to his or her right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him or her for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section D. The Indemnitee shall have the right to employ his or her own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

        E.    Advance of Expenses.    Subject to the provisions of Section F of this Article, in the event that the Corporation does not assume the defense pursuant to Section D of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided however that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

        F.    Procedure for Indemnification.    In order to obtain indemnification or advancement of expenses pursuant to Sections A, B, C or E of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within sixty (60) days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Sections A, B or E the Corporation determines within such sixty (60) day period that the Indemnitee did not meet the applicable standard of conduct set forth in Sections A or B, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

        G.    Remedies.    The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the sixty (60) day period referred to above in Section F of this Article. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section F of this Article that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

        H.    Subsequent Amendment.    No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

        I.    Other Rights.    The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

        J.    Partial Indemnification.    If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

        K.    Insurance.    The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

        L.    Merger or Consolidation.    If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

        M.    Savings Clause.    If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

        N.    Definitions.    Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

        O.    Subsequent Legislation.    If the General Corporation Law of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

VI.

        No Personal Liability.    Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

VII.

        For the management of the business and for the conduct of the affairs of the company, and in further definition, limitation and regulation of the powers of the company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        The management of the business and the conduct of the affairs of the company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

        The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the company; provided however, that, in addition to any vote of the holders of any class or series of stock of the company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the company.

        Election of directors need not be by written ballot.

        D.    Section 203 of the General Corporation Law of Delaware, as it may be amended from time to time, shall not apply to the Corporation.

* * * *

        Four:    This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the company.

        Five:    This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

        Six:    This Amended and Restated Certificate of Incorporation shall become effective January 1, 2003.

        IN WITNESS WHEREOF, American Distributed Generation Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 24th day of December 2002.

AMERICAN DG Inc.
By:	/s/ JOHN N. HATSOPOULOS
John N. Hatsopoulos President and CEO

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN DG INC.